INTL Expands Syndicated Loan Facility for Commodities Subsidiary

NEW YORK, January 21, 2010 -- International Assets Holding Corporation (Nasdaq:IAAC) announced that Fortis Bank (Nederland) N.V. has committed $30 million to increase an existing syndicated loan to the Company's wholly owned subsidiary, INTL Commodities, Inc.

The entry of Fortis Bank (Nederland) N.V. into the syndicate increases the amount available under this facility from $62 million to $92 million. The loan proceeds will continue to be used to finance INTL Commodities' activities and are secured by INTL Commodities' assets.

INTL Commodities focuses on the trading of physical precious metals and base metals, offering complete solutions to producers, consumers, investors and merchants. Products and services include spot, OTC swaps, forwards and derivatives, customized hedge programs, margin trading, refining and physical purchases and sales. The organization's extensive operational and logistics expertise provides for a seamless execution of physical transactions on a worldwide basis. INTL Commodities is represented in New York, London and Florida.

Sean O'Connor, CEO said, "We welcome our new banking partner to the INTL Commodities' lending group and are pleased with the growing support of our Company following our merger with FCStone."

This facility was originally arranged by BNP Paribas Fortis and other lenders include Mizuho Corporate Bank Ltd. and Brown Brothers Harriman & Co.

About International Assets Holding Corporation

International Assets Holdings Corporation (INTL) provides execution and advisory services in commodities, currencies and international securities. INTL's businesses, which include the commodities advisory and transaction execution firm FCStone Group, serve more than 10,000 commercial customers in more than 100 countries through a network of offices in eleven countries around the world. Further information on INTL is available at www.intlassets.com.

Forward Looking Statements

This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words "believe," "expect," "anticipate," "should," "plan," "will," "may," "could," "intend," "estimate," "predict," "potential," "continue" or the negative of these terms and similar expressions, as they relate to International Assets Holding Corporation, are intended to identify forward-looking statements.

These forward-looking statements are largely on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the combined company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by International Assets with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

These forward-looking statements speak only as of the date of this press release. International Assets undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Contacts

International Assets Holding Corporation

Bruce Fields

212-485-3518

International Assets Holding Corporation

Investor inquiries:

Bill Dunaway

866-522-7188

bdunaway@intlassets.com

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